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Exhibit 99.3

CERTAIN PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma combined financial statements give effect to the combination of MedicaLogic, Inc. and Medscape, Inc. The unaudited pro forma combined balance sheet assumes the merger took place on March 31, 2000 and combines MedicaLogic, Inc. and Medscape, Inc. historical balance sheets at that date.

    The unaudited pro forma combined statements of operations assume that the merger took place as of the beginning of 2000 and combine the consolidated historical statements of operations of MedicaLogic, Inc. and Medscape, Inc. for the three months ended March 31, 2000.

    The unaudited pro forma combined statements of operations are not necessarily indicative of operating results which would have been achieved had the merger been completed as of the beginning of the period and should not be construed as representative of future operations.

    These unaudited pro forma combined consolidated financial statements should be read in conjunction with the respective audited consolidated historical financial statements and the accompanying notes of MedicaLogic, Inc. and Medscape, Inc. which are contained in the registration statement on Form S-4 filed with the SEC on March 14, 2000 (as amended on April 4, 2000).

MedicaLogic, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	March 31, 2000
			Pro forma
	MedicaLogic	Medscape	Adjustments		Combined
Assets
Cash and short-term investments	$117,749	$28,514	$(39	)(C)	$146,224
Accounts receivable, net	5,905	6,320	—		12,225
Prepaid expenses and current assets	4,381	14,539	—		18,920

Total current assets	128,035	49,373	(39)		177,369
Property and equipment, net	18,101	7,962	—		26,063
Other assets, net	8,364	3,156	—		11,520
Intangible assets	—	9,861	62,600	(B)	62,600
			(9,861	)(D)
Goodwill	—	2,207	476,844	(B)	476,844
			(2,207	)(D)

Total assets	$154,500	$72,559	$527,337		$754,396

Liabilities, Redeemable Preferred Stock and Shareholders' Equity
Accounts payable and other accrued liabilities	$9,026	$10,108	$4,734	(A)	$23,868
Deferred revenue	2,756	1,016	—		3,772
Other	2,361	—	—		2,361

Total current liabilities	14,143	11,124	4,734		30,001
Long-term liabilities	4,567	—	—		4,567

Total liabilities	18,710	11,124	4,734		34,568

Commitments and contingencies
Shareholders' equity:
Common stock and additional paid in capital	230,578	266,831	(266,831	)(C)	950,011
			719,433	(A)
Common stock notes receivable	(12,387)	(628)	628	(C)	(12,387)
Deferred stock compensation	(4,149)	(6,501)	6,501	(C)	(4,149)
Treasury stock	—	(78)	78	(C)	—
Contribution of services	—	(135,395)	—		(135,395)
Warrants	—	6,353	(6,353	)(C)	—
Unrealized loss on investment securities	—	(39)	39	(C)	—
Accumulated deficit	(78,252)	(69,108)	69,108	(C)	(78,252)

Total shareholders' equity	135,790	61,435	522,603		719,828
Total liabilities, redeemable preferred stock and shareholders' equity	$154,500	$72,559	$527,337		$754,396

See accompanying notes to unaudited pro forma condensed combined financial information.

MedicaLogic, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except share and per share data)

	Three months ended March 31, 2000
			Pro forma
	MedicaLogic	Medscape	Adjustments		Combined
Revenues	$5,608	$6,009	—		$11,617

Operating expense:
Cost of revenues	4,472	5,555	—		10,027
Marketing and sales	8,659	18,547	—		27,206
Research and development	3,759	—	—		3,759
General and administrative	3,305	3,870	—		7,175
Deferred stock compensation expenses	—	996	—		996
Depreciation and amortization	1,575	1,173	$(477	)(c)	2,271
Goodwill amortization	379	45	47,063	(a)	47,442
			(45	)(c)

Total operating expenses	22,149	30,186	46,541		98,876

Operating loss	(16,541)	(24,177)	(46,541)		(87,259)
Other income (expense)	1,815	490	—		2,305

Net loss	(14,726)	(23,687)	(46,541)		(84,954)

Net loss per share:
Basic and diluted	$(0.45)	$(0.53)	—		$(1.79)

Shares used in computing net loss per share:
Basic and diluted	32,423,637	44,827,358	—		47,355,502 (b)

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Pro Forma Condensed Combined Financial Information

(in thousands, except share and per share data)

(unaudited)

    The unaudited pro forma condensed combined financial information reflects the MedicaLogic/ Medscape merger and gives effect to certain reclassifications to conform the presentation of the historical operations of the merged companies.

    The total estimated purchase price of the transaction has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets and other intangible assets acquired has been allocated to goodwill. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired and the liabilities assumed. The impact of such changes could be material.

    The adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 2000 have been calculated as if the merger occurred on March 31, 2000. The adjustments to the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 have been calculated as if the merger occurred on January 1, 2000. The adjustments are as follows:

      A.  To reflect the acquisition of all the outstanding capital stock by Medscape by exchanging shares of MedicaLogic/Medscape common stock in exchange for each share of Medscape capital stock for a total estimated combined purchase price of approximately $724.2 million. The purchase consideration consists of the issuance of an estimated 14.9 million shares of MedicaLogic/Medscape common stock with a fair value of approximately $637.1 million and the assumption of options and warrants to purchase approximately 2.5 million shares of MedicaLogic/Medscape common stock with a fair value of approximately $82.3 million and other related merger costs of approximately $4.7 million in investment banking, legal, accounting and regulatory filing fees.

      The purchase price was determined as follows:

	Medscape
	Equivalent Shares	Fair Value
		(in thousands)
Shares	14,931,864	$637,125
Stock Options	1,639,043	49,490
Warrants	905,794	32,818

Total Shares	17,476,701

Merger Costs		4,734

		$724,167

      The estimated fair value of the common stock to be issued is based on the average closing price of MedicaLogic's common stock for the five days prior and subsequent to the days the merger became effective, which was $42.69. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

    •
    Expected lives of three to six years.

    •
    Expected volatility factor of 1.0.

    •
    Risk-free interest rate of 6.5%.

    •
    Expected dividend rate of 0%.

      B.  To reflect of the excess purchase price of approximately $476.8 million over the fair value of net tangible and intangible assets as goodwill.

      The purchase price is allocated to the assets and liabilities of Medscape based on preliminary fair values as follows (in thousands):

Medscape
Assets acquired:
Current assets	$49,334
Property and equipment	7,962
Intangibles	62,600
Contribution of services	135,395
Goodwill	476,844
Other assets	3,156
Less liabilities assumed	(11,124)

Purchase price	$724,167

      C.  To reflect the elimination of the historical shareholders' equity accounts of Medscape.

      D.  To reflect the elimination of goodwill and other intangible assets on the balance sheets of Medscape as of the acquisition date.

    The adjustments to the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2000, assume the merger occurred as of January 1, 2000 are as follows:

      (a) To reflect the amortization of goodwill and other intangible assets resulting from the merger. Intangibles consist of customer lists, workforce and trademarks. The goodwill and other intangible assets are being amortized over periods of approximately one and one-half to five years. Management does not anticipate that any significant value will be attributed to purchased in-process research and development.

      (b) Basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 14.9 million shares of MedicaLogic/Medscape common stock, as if the shares had been outstanding for the entire period. The effect of stock options and warrants of Medscape, assumed in the merger has not been included as their inclusion would be anti-dilutive.

      (c) To reflect the following amortization adjustments for the year ended March 31, 2000 (in thousands):

Medscape
Elimination of historical amortization—Goodwill	$(45)
Elimination of historical amortization—Intangibles	(477)

      (d) MedicaLogic expects to record charges to operations subsequent to the purchase transaction to reflect the combination of the two companies. These charges are yet to be estimated and will consist primarily of severance costs related to the termination of certain employees. This charge is not reflected in the pro forma combined condensed financial information.

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  Exhibit 99.3
CERTAIN PRO FORMA FINANCIAL INFORMATION
MedicaLogic, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet (in thousands)
MedicaLogic, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations (in thousands, except share and per share data)
Notes to Pro Forma Condensed Combined Financial Information (in thousands, except share and per share data) (unaudited)